Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE April 24, 2007

Tellabs reports first-quarter revenue of $452 million

Naperville, Ill. — Tellabs today reported first-quarter 2007 revenue of $452 million, down 12% from $515 million in the first quarter of 2006.

Tellabs earned $25 million or 6 cents per share in the first quarter of 2007 on a GAAP basis, down 51% from $52 million or 11 cents per share in the first quarter of 2006. On a non-GAAP basis, Tellabs earned $34 million or 8 cents per share, down 47% from $65 million or 14 cents per share in the first quarter of 2006. Non-GAAP results for first-quarter 2007 exclude pretax charges of $14 million for special items, including $8 million or 1.2 cents per share in equity-based compensation expense.

“Despite industry uncertainties, we are encouraged that Tellabs’ new technologies are taking root in service provider networks,” said Krish A. Prabhu, Tellabs president and chief executive officer. “These technologies play a key role in evolving our customers’ networks for video services.”

Broadband — First-quarter revenue from the broadband segment totaled $219 million, down 16% from $260 million in the first quarter of 2006. Within the broadband segment, access revenue fell 26% to $121 million from $164 million in the first quarter of 2006. Managed access revenue fell 7% to $69 million from $74 million a year ago. Data revenue was $29 million, up 32% from $22 million a year ago.

Transport — First-quarter revenue from the transport segment totaled $191 million, down 11% from $214 million in the first quarter of 2006.

Services — First-quarter 2007 services revenue was $42 million, up 3% from $41 million in the first quarter of 2006.

Second-Quarter 2007 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects second-quarter revenue to increase about 10% to 15% from the first quarter of 2007, ranging from about $500 million to $520 million. As part of second-quarter revenue, Tellabs expects to meet the criteria that would enable it to recognize $60 million to $70 million of revenue related to the Tellabs 7100 ROADM product, at essentially a breakeven margin. Excluding revenue from the Tellabs 7100 ROADM product, Tellabs expects the balance of its second-quarter revenue to be flat to down slightly from first-quarter 2007 revenue.

Tellabs expects non-GAAP gross margin on the balance of its second-quarter revenue to be about 40%, plus or minus, depending on product mix; non-GAAP gross margin excludes about $1.4 million in equity-based compensation expense. Tellabs expects non-GAAP operating expense to be flat compared with the first quarter of 2007; non-GAAP operating expense excludes about $6.8 million in equity-based compensation expense.

Share Repurchase — Under previously announced share repurchase programs, Tellabs repurchased 2.4 million shares at a cost of $25.2 million during the first quarter of 2007. Since 2005, Tellabs has repurchased 48.8 million shares at a cost of $490.3 million.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its first-quarter results and provide its outlook for the second quarter of 2007. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until 10:30 p.m. Central Daylight Time on Thursday, April 26, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 4729520. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2007/1q07.pdf

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	First Quarter
	3/30/07	3/31/06
In millions, except per-share data
Revenue
Products	$410.0	$474.1
Services	41.9	40.6

	451.9	514.7
Cost of Revenue
Products	233.0	242.2
Services	33.0	30.2

	266.0	272.4

Gross Profit	185.9	242.3

Gross profit as a percentage of revenue	41.1%	47.1%

Gross profit as a percentage of revenue - products	43.2%	48.9%
Gross profit as a percentage of revenue - services	21.2%	25.6%

Operating Expenses
Research and development	84.5	92.9
Sales and marketing	45.8	45.0
General and administrative	26.6	28.1
Intangible asset amortization	5.6	7.0

	162.5	173.0

Operating Earnings	23.4	69.3

Other Income
Interest income, net	11.8	10.5
Other income, net	0.3	1.4

	12.1	11.9

Earnings Before Income Tax	35.5	81.2
Income tax expense	(10.0)	(28.8)

Net Earnings	$25.5	$52.4

Net Earnings Per Share
Basic	$0.06	$0.12

Diluted	$0.06	$0.11

Weighted Average Shares Outstanding
Basic	438.2	449.6

Diluted	443.2	460.0

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	3/30/07	12/29/06
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$149.4	$153.6
Investments in marketable securities	1,152.3	1,146.5

	1,301.7	1,300.1

Other marketable securities	269.6	288.6
Accounts receivable, net of allowances of $3.9 and $3.8	368.0	411.0
Inventories
Raw materials	37.3	34.5
Work in process	21.4	19.7
Finished goods (includes costs of $53.2 and $28.6 related to deferred revenue)	151.7	112.8

	210.4	167.0
Income taxes	14.4	10.7
Miscellaneous receivables and other current assets	53.8	55.2

Total Current Assets	2,217.9	2,232.6

Property, Plant and Equipment
Land	20.8	20.8
Buildings and improvements	206.6	205.5
Equipment	417.5	411.2

	644.9	637.5
Accumulated depreciation	(343.4)	(329.6)

	301.5	307.9
Goodwill	1,108.3	1,107.4
Intangible Assets, Net of Amortization	83.9	89.6
Other Assets	180.8	184.9

Total Assets	$3,892.4	$3,922.4

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$99.6	$119.5
Accrued compensation	43.9	70.7
Restructuring and other charges	7.9	7.8
Income taxes	90.3	97.9
Stock loan	269.6	288.6
Deferred revenue	80.0	55.4
Other accrued liabilities	122.3	122.3

Total Current Liabilities	713.6	762.2

Long-Term Restructuring Liabilities	20.2	22.3
Income Taxes	117.7	128.2
Other Long-Term Liabilities	78.8	71.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 489,690,382 and 489,034,812 shares issued	4.9	4.9
Additional paid-in capital	1,408.2	1,395.3
Treasury stock, at cost: 52,338,173 and 49,919,908 shares	(624.2)	(598.7)
Retained earnings	2,073.8	2,042.0
Accumulated other comprehensive income	99.4	94.8

Total Stockholders’ Equity	2,962.1	2,938.3

Total Liabilities and Stockholders’ Equity	$3,892.4	$3,922.4

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	First Quarter
	3/30/07	3/31/06
In millions
Operating Activities
Net earnings	$25.5	$52.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23.3	25.6
Stock-based compensation	8.9	15.3
Deferred income taxes	4.3	21.6
Net changes in assets and liabilities:
Accounts receivable	44.4	(41.6)
Inventories	(42.3)	(15.2)
Miscellaneous receivables and other current assets	(3.0)	11.5
Other assets	2.8	(2.4)
Accounts payable	(21.3)	(2.7)
Restructuring and other charges	(2.0)	(2.7)
Deferred revenue	24.6	13.0
Other accrued liabilities	(28.7)	(47.6)
Income taxes	(10.5)	(17.7)
Other long-term liabilities	1.5	0.6

Net Cash Provided by Operating Activities	27.5	10.1

Investing Activities
Capital expenditures	(10.4)	(12.9)
Disposals of property, plant and equipment	0.4	0.2
Payments for purchases of investments	(273.7)	(495.3)
Proceeds from sales and maturities of investments	270.6	163.2

Net Cash Used for Investing Activities	(13.1)	(344.8)

Financing Activities
Proceeds from issuance of common stock under stock plans	4.7	63.8
Repurchase of common stock	(25.5)	(118.4)

Net Cash Used for Financing Activities	(20.8)	(54.6)
Effect of Exchange Rate Changes on Cash	2.2	2.1

Net Decrease in Cash and Cash Equivalents	(4.2)	(387.2)
Cash and Cash Equivalents at Beginning of Year	153.6	880.8

Cash and Cash Equivalents at End of Period	$149.4	$493.6

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “expect,” “predict,” “plan,” “project,” “intend,” “likely,” “possible,” “will,” “would,” “should,” “could,” “may,” “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the first quarter of 2007, our revenue was $451.9 million, down 12.2% from $514.7 million in the first quarter of 2006. Consolidated gross margin decreased to 41.1% in the first quarter compared with 47.1% in the first quarter of 2006. Operating expenses were $162.5 million in the first quarter of 2007, a decrease of $10.5 million from the first quarter of 2006. Net earnings for the quarter were $25.5 million or $0.06 per share (basic and diluted) compared with $52.4 million or $0.12 per basic share and $0.11 per diluted share in the same period of 2006.

Revenue (in millions)

	First Quarter
	2007	2006	Change
Products	$410.0	$474.1	($64.1)
Services	41.9	40.6	1.3

Total revenue	$451.9	$514.7	($62.8)

Revenue from products declined 13.5% in the first quarter of 2007 compared with the first quarter of 2006 due primarily to reduced product revenue from a major customer.

Services revenue improved by 3.2% in the first quarter of 2007 compared with the first quarter of 2006 due to higher revenue from both professional services and support services.

On a geographic basis, revenue from customers in North America was $341.4 million in the first quarter of 2007, or 75.5% of total revenue, compared to $411.9 million, or 80.0% of total revenue in the first quarter of 2006. Revenue from customers outside North America was $110.5 million in the first quarter of 2007, or 24.5% of revenue, an increase from $102.8 million, or 20.0% of total revenue in the first quarter of 2006.

Gross Margin

	First Quarter
	2007	2006	% Point Change
Products	43.2%	48.9%	(5.7%	)
Services	21.2%	25.6%	(4.4%	)
Consolidated	41.1%	47.1%	(6.0%	)

Our products margin decreased due to lower prices on our BPON single-family ONT and a product mix weighted toward lower-margin products within the Broadband segment. Our services margin decrease was due to an increase in headcount and related expenses.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$84.5	$92.9	($8.4)	18.7%	18.0%
Sales and marketing	45.8	45.0	0.8	10.1%	8.7%
General and administrative	26.6	28.1	(1.5)	5.9%	5.5%

Subtotal	156.9	166.0	(9.1)	34.7%	32.3%

Intangible asset amortization	5.6	7.0	(1.4)

Total operating expenses	$162.5	$173.0	($10.5)

Operating expenses decreased by $10.5 million to $162.5 million in the first quarter of 2007 from $173.0 million in the first quarter of 2006 due primarily to decreased spending in research and development.

Other Income (in millions)

	First Quarter
	2007	2006	Change
Interest income, net	$11.8	$10.5	$1.3
Other income, net	0.3	1.4	(1.1)

Total	$12.1	$11.9	$0.2

Interest income, net was higher in the first quarter of 2007 due to larger invested balances and higher interest rates.

Income Taxes

Our effective tax rate was 28.2% for the first quarter of 2007 compared with a rate of 35.5% in the first quarter of 2006. The change in our rate was primarily attributable to the inclusion of a benefit for U.S. research and development credits in the current year and a shift in earnings to lower tax jurisdictions.

Segments

Revenue (in millions)

	First Quarter
	2007	2006	Change
Broadband	$218.7	$259.7	(15.8%)
Transport	191.3	214.4	(10.8%)
Services	41.9	40.6	3.2%

Total revenue	$451.9	$514.7	(12.2%)

Segment Profit (Loss)* (in millions)

	First Quarter
	2007	2006	Change
Broadband	($14.8)	$21.4	(169.2%)
Transport	110.9	122.8	(9.7%)
Services	9.9	11.3	(12.4%)

Total segment profit	$106.0	$155.5	(31.8%)

*We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of purchased deferred stock compensation and intangibles, and the impact of equity-based compensation (which includes restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from the Broadband segment decreased $41.0 million to $218.7 million in the first quarter of 2007 from $259.7 million in the first quarter of 2006. Within this segment, access revenue decreased in the first quarter by $42.9 million to $121.2 million due to lower revenue from our Fiber-to-the-Curb platform and lower revenue from independent operating companies. Approximately 65% of access revenue came from fiber-based platforms with the balance coming from copper-based platforms. Revenue from our managed access product category declined $5.0 million to $68.7 million in the first quarter of 2007 from $73.7 million for the first quarter of 2006 due to reduced SDH-transport and cable telephony product revenue. Revenue from our data products was $28.8 million in the first quarter of 2007, up 31.5% from $21.9 million in the first quarter of 2006. Growing sales to wireless customers, new customers in global markets, as well as ATM (asynchronous transfer mode) and next-generation Ethernet applications helped drive our data products revenue growth.

Segment Profit (Loss)

For the first quarter of 2007, our Broadband segment produced a loss of $14.8 million compared with a profit of $21.4 million in the first quarter of 2006. The decrease in the quarter was primarily attributable to lower revenue, lower prices on our BPON single-family ONT and a shift in our product mix toward lower-margin products.

Transport

Revenue

In 2007, first quarter revenue from our Transport segment decreased $23.1 million to $191.3 million due to reduced revenue from a major wireless customer, offset by strong revenue from other major wireless customers for network build-outs. During the first quarter of 2007, approximately 36% of the Tellabs® 5500 wideband cross-connect product revenue was generated from new systems, system expansions and system upgrades. The balance consisted of port-card growth on the installed base. We shipped approximately 2.4 million T-1 equivalents during the first quarter of 2007, continuing to build on our leading position in the North American transport market.

Segment Profit

For the first quarter of 2007, our Transport segment profit decreased by $11.9 million to $110.9 million from $122.8 million in the first quarter of 2006 due to lower revenue.

Services

Revenue

Revenue from our Services segment increased $1.3 million to $41.9 million for the first quarter of 2007 from $40.6 million in the first quarter of 2006. The revenue increase reflects growth in our professional services and support services, particularly from our newly launched network consulting services.

Segment Profit

Services segment profit decreased $1.4 million to $9.9 million in the first quarter of 2007 from $11.3 million in the first quarter of 2006. Segment profit decreased in the quarter due to an increase in headcount and related expenses to support future revenue growth.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,301.7 million, which increased by $1.6 million during the quarter. The increase in the first quarter was driven by cash from operating activities of $27.5 million, mostly offset by cash used for the purchase of our common stock. During the first quarter of 2007, we repurchased 2.4 million shares of our common stock at a cost of $25.2 million.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future available sources of working capital include cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources. Our current policy is to retain our earnings to provide funds to enhance stockholder value by continuing to expand our business, repurchase our common stock and support our operating activities. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

NON-GAAP RESULTS OF OPERATIONS (1)

(Unaudited)

	First Quarter
In millions, except per-share data	3/30/07	3/31/06	Change
Revenue
Products	$410.0	$474.1
Services	41.9	40.6

	451.9	514.7	-12.2%
Cost of Revenue
Products	232.5	241.7
Services	32.0	29.3

	264.5	271.0

Gross Profit	187.4	243.7	-23.1%

Gross profit as a percentage of revenue	41.5%	47.3%	-12.4%
Gross profit as a percentage of revenue—products	43.3%	49.0%	-11.7%
Gross profit as a percentage of revenue—services	23.6%	27.8%	-15.1%

Operating Expenses
Research and development	81.4	88.2
Sales and marketing	44.2	42.9
General and administrative	24.6	23.5

	150.2	154.6

Operating Earnings	37.2	89.1

Other Income
Interest income, net	11.8	10.5
Other income, net	0.3	1.4

	12.1	11.9

Earnings Before Income Tax	49.3	101.0
Income tax expense	(14.8)	(35.8)

Net Earnings	$34.5	$65.2

Net Earnings Per Share
Basic	$0.08	$0.15

Diluted	$0.08	$0.14

Weighted Average Shares Outstanding
Basic	438.2	449.6

Diluted	443.2	460.0

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	First Quarter 2007 (a)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$266.0	$(1.5)	$264.5
Gross Profit	185.9	1.5	187.4
Operating Expenses	162.5	(12.3)	150.2
Income Tax Expense	(10.0)	(4.8)	(14.8)
Net Earnings	$25.5	$9.0	$34.5

Earnings Per Share – Basic	$0.06	$0.02	$0.08
Earnings Per Share – Diluted	$0.06	$0.02	$0.08

	First Quarter 2006 (b)
	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$272.4	$(1.4)	$271.0
Gross Profit	242.3	1.4	243.7
Operating Expenses	173.0	(18.4)	154.6
Income Tax Expense	(28.8)	(7.0)	(35.8)
Net Earnings	$52.4	$12.8	$65.2

Earnings Per Share – Basic	$0.12	$0.03	$0.15
Earnings Per Share – Diluted	$0.11	$0.03	$0.14

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.5 million charge to Cost of Revenue reflects equity-based compensation.

The $12.3 million charge to Operating Expenses reflects $6.7 million for equity-based compensation and $5.6 million for amortization of purchased intangible assets.

(b)	The $1.4 million charge to Cost of Revenue reflects equity-based compensation.

The $18.4 million charge to Operating Expenses reflects $9.3 million for equity-based compensation, $7.0 million for amortization of purchased intangible assets and $2.1 million for amortization of deferred compensation related to acquisitions.